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                                                                    Exhibit 99.1


                                                             Media contact:
                                                             Deborah L. Humphrey
                                                             864-282-9571

                                                             Analyst contact:
                                                             James H. Dorton
                                                             864-282-9500


FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 17, 1999


              BOWATER COMPLETES SALE OF GREAT NORTHERN PAPER, INC.


GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today announced that it has completed the sale of Great Northern Paper, Inc. (GNP) to Inexcon Maine, Inc., a Quebec-based investment group, for $250 million, consisting of cash, a note, and the assumption of certain liabilities. GNP operates pulp and paper mills in Millinocket and East Millinocket, Maine, and owns approximately 400,000 acres of timberlands and an extensive hydroelectric system.

         Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint. In addition, the company makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. It has eight pulp and paper mills in the United States, Canada and South Korea. The company also owns and operates a coating operation and three sawmills that produce softwood dimension lumber. These operations are supported by 2 million acres of timberlands owned or leased in the United States and Canada and over 14 million acres of timber cutting rights in Canada. The company is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto and Montreal exchanges (TSE and ME: BWX).

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